Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement of Central European Media Enterprises Limited dated 28 April 2003 on Form S-3 of our report dated February 15, 2002 of Produkcija Plus d.o.o. (the “Company”) appearing in the Annual Report on Form 10-K/A, of Central European Media Enterprises Limited for the year ended December 31, 2002 (which report expresses an unqualified opinion) and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche
Ljubljana, Slovenia
28 April 2003